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                        AMENDMENT TO ASSET PURCHASE AGREEMENT

    This Amendment to Asset Purchase Agreement (this "Amendment"), dated November 10, 1997, is between BMC West Corporation, a Delaware corporation (the "Purchaser"), and Lone Star Plywood & Door Corp., a Delaware corporation (the "Seller").

                                       RECITALS

    1. The Purchaser and the Seller have entered into that certain Asset Purchase Agreement, dated as of October 6, 1997 (the "Agreement"), pursuant to which the Purchaser has agreed to purchase from the Seller, and the Seller has agreed to sell to the Purchaser, certain assets of the Seller, on the terms and subject to the conditions set forth therein. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

    2. The Purchaser and the Seller desire to amend the Agreement to reflect that the Purchaser has agreed, on the terms and conditions set forth herein, to assume the obligations of the Seller to pay certain Change of Control Bonuses (as defined in certain Change of Control Agreements between the Seller and certain of its employees (the "Change of Control Agreements")) and similar bonuses the Seller previously agreed to pay to certain of its employees.

                                      AGREEMENT

    Now, therefore, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby amend the Agreement as follows:

    Section 1. CHANGE OF CONTROL BONUSES. The Purchaser hereby agrees that, on the Closing Date, it shall execute and deliver the Assumption Agreement, pursuant to which, among the other items identified therein, the Seller shall agree to pay, perform and discharge, if and when due, the obligations of the Seller to pay the Change of Control Bonuses, as defined in the Change of Control Agreements, and similar bonuses the Seller agreed to pay to certain of its employees, in the amounts set forth on SCHEDULE A attached hereto (collectively, the "Change of Control Bonuses").

    Section 2.  ADJUSTMENTS TO PURCHASE PRICE.

         (a) The Purchase Price shall be reduced, on the Closing Date, by the estimated amount of the Change of Control Bonuses (which amount shall be estimated

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assuming that all Change of Control Bonus will be due and payable) plus an amount equal to 1.45 percent of each Change of Control Bonus to reflect the amount of medicare tax that will be payable by the Purchaser upon payment of the Change of Control Bonuses.

         (b) If, for any reason, one or more Change of Control Bonuses do not become due and payable by the Purchaser, then within 100 days after the Closing Date, the Purchaser shall pay to the Seller, by wire transfer in immediately available funds, an amount equal to any Change of Control Bonuses that have not become due and payable plus an amount equal to 1.45 percent of such Change of Control Bonuses.

         (c) In the event that the Purchaser is required to pay additional taxes or fees (in addition to the medicare tax) due to its payment of any Change of Control Bonuses, the Seller shall reimburse the Purchaser for such taxes or fees within 15 days after invoices are received by Seller, which invoices shall specify in reasonable detail the amount and nature of the taxes or fees incurred by Purchaser.

    Section 3.  MISCELLANEOUS

         (a) The Agreement, to the extent not inconsistent with the terms set forth herein, shall remain in full force and effect.

         (b) The descriptive headings contained in this Amendment are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

         (c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of Oregon applicable to contracts executed and to be performed in that State.

         (d) This Amendment may be executed in one or more counterparts, and by the different parties hereto and separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Asset
Purchase Agreement to be duly executed as of the date first written above.

                                       BMC WEST CORPORATION

                                       By:  /s/ Donald S. Hendrickson
                                          --------------------------------
                                       Name: DONALD S. HENDRICKSON
                                            ------------------------------
                                       Title:  PRESIDENT AND CEO
                                             -----------------------------


                                       LONE STAR PLYWOOD & DOOR CORP.

                                       By:  /s/ William E. Smith
                                          --------------------------------
                                       Name:  William E. Smith
                                            ------------------------------
                                       Title:  President and CEO
                                             -----------------------------

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                                      SCHEDULE A
                              CHANGE OF CONTROL BONSUES

         William Smith                                  $100,000
         Danny McQuary                                    50,000
         Dave Ondrasek                                    50,000
         Ralph Imrecke                                    50,000
         Ken Hawkins                                      50,000
         Manuel Ortega                                    15,000
         J. Randy Hamrick                                 15,000
         Jan Richards                                     15,000
         Randy Lutz                                       15,000
         Randy Nagle                                      15,000
         David Schulman                                   15,000
         Paul Evans                                       15,000
         Keith Goodney                                    15,000
         Greg McDonald                                    15,000
         Dennis Odom                                      15,000
         Quin Harris                                      15,000
         Mark Sanderson                                   15,000
         Clyde Anderson                                   15,000
         Ron Perry                                        15,000
         Lee Jeffcoat                                      6,000
         Loren Cook                                        4,000
         Lloyd Gorsline                                    5,000
         Ken Neudoerffer                                   5,000
         Tim Noble                                         5,000
                                                           -----
                                            TOTAL       $535,000